                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
         (Including the Associated Rights to Purchase Preferred Stock)

                                       of
                          Brunswick Technologies, Inc.

                                       at

                              $8.00 Net Per Share

                                       by
                           VA Acquisition Corporation

                     an indirect wholly owned subsidiary of

                            CertainTeed Corporation

                     an indirect wholly owned subsidiary of

                           Compagnie de Saint-Gobain

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON WEDNESDAY, MAY 17, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                  April 20, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

   We have been appointed by VA Acquisition Corporation, a Maine corporation ("Purchaser") and an indirect wholly owned subsidiary of CertainTeed Corporation, a Delaware corporation ("Parent"), which is an indirect wholly owned subsidiary of Compagnie de Saint-Gobain, a French corporation ("Saint-Gobain"), to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the "Common Stock"), of Brunswick Technologies, Inc., a Maine corporation (the "Company"), including the associated rights to purchase preferred stock (the "Rights" and, collectively with the Common Stock, the "Shares"), not already beneficially owned by Parent, at a purchase price of $8.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 20, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

   1. The Offer to Purchase, dated April 20, 2000.

   2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

   3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to

ChaseMellon Shareholder Services, L.L.C. (the "Depositary") on or prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

   4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

   5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

   6. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., as Depositary.

   Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Wednesday, May 17, 2000, unless the Offer is extended.

   The Offer is conditioned upon, among other things: (a) there being validly tendered and not properly withdrawn prior to the Expiration Date a number of Shares that, when added to the Shares currently owned by an affiliate of Parent, represents at least a majority of the outstanding Shares on a fully diluted basis (including the exercise of all outstanding options) as of the date the Shares are accepted for payment pursuant to the Offer; (b) the Rights having been redeemed by the Board of Directors of the Company, or Purchaser, Parent and Saint-Gobain being satisfied, in their sole discretion, that such Rights are inapplicable to the Offer and any subsequent business transaction involving Purchaser, Parent, Saint-Gobain and the Company, including a merger or similar business combination (the "Merger") between the Company and Purchaser, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or beneficially owned by Purchaser, Parent, Saint-Gobain or any other direct or indirect wholly owned subsidiary of Purchaser, Parent or Saint-Gobain, or Shares, if any, that are held by shareholders who are entitled to and who properly exercise dissenters' rights under Maine law) would be converted pursuant to the terms of the Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest, upon surrender of the Share Certificate representing such Share, less any required withholding tax; (c) Purchaser, Parent and Saint-Gobain being satisfied, in their sole discretion, that the provisions of Section 611-A of the Maine Business Corporation Act ("MBCA") are inapplicable to the acquisition of Shares pursuant to the Offer and any subsequent business transaction involving Purchaser, Parent, Saint-Gobain and the Company, including the Merger; and (d) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated (or, to the extent required, governmental approvals obtained).

   In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior the Expiration Date, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.

   Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and InnisFree M&A Incorporated (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          Lehman Brothers

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, SAINT-GOBAIN, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                       3